UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-1,2)


          INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND RULES 13D-2
                     UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                          EDUCATION MANAGEMENT CORPORATION
- ------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $.01 per share
- ------------------------------------------------------------------------------
                         (Title Of Class of Securities)


                                 205102-28139T10
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

- --------------------------------
CUSIP NO. 205102-28139T10                     13G
----------------------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Merrill Lynch & Co., Inc.

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY         163,966
   EACH
 REPORTING    ------------------------------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                  163,966

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    163,966

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                   [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     LESS THAN 5%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     HC, CO

--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------
CUSIP NO. 205102-28139T10                    13G
---------------------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Merrill Lynch Group, Inc.

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY         163,966
   EACH
 REPORTING    ------------------------------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                  163,966

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    163,966

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                   [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     LESS THAN 5%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     HC, CO

--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------
CUSIP NO. 205102-28139T10                     13G
---------------------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Merrill Lynch Capital Partners, Inc.

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY         163,966
   EACH
 REPORTING    ------------------------------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                  163,966

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    163,966

-------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                   [ ]


-------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     LESS THAN 5%

-------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     CO

-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------
CUSIP NO. 205102-28139T10                     13G
---------------------------------

-------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Merrill Lynch LBO Partners No. I, L.P.

-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

-------------------------------------------------------------------------------
 3    SEC USE ONLY



-------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

-------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY         163,966
   EACH
 REPORTING    ------------------------------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                  163,966

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    163,966

------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                   [ ]


-------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     LESS THAN 5%

-------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     PN

-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------
CUSIP NO. 205102-28139T10                    13G
---------------------------------

-------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Merrill Lynch Capital Appreciation Partnership No. IV, L.P.

-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

-------------------------------------------------------------------------------
 3    SEC USE ONLY



-------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY         163,966
   EACH
 REPORTING    ------------------------------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                  163,966

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    163,966

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                   [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     LESS THAN 5%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     PN

--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------
CUSIP NO. 205102-28139T10                     13G
---------------------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ML Offshore LBO Partners No. IV

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY         163,966
   EACH
 REPORTING    ------------------------------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                  163,966

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    163,966

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                   [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     LESS THAN 5%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     PN

--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------
CUSIP NO. 205102-28139T10                    13G
---------------------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ML IBK Positions, Inc.

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY         163,966
   EACH
 REPORTING    ------------------------------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                  163,966

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    163,966

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                   [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     LESS THAN 5%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     CO

--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------
CUSIP NO. 205102-28139T10                    13G
---------------------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     KECALP Inc.

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY         163,966
   EACH
 REPORTING    ------------------------------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                  163,966

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    163,966

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                   [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     LESS THAN 5%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     CO

--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------
CUSIP NO. 205102-28139T10                    13G
---------------------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Merrill Lynch KECALP L.P. 1986

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY         163,966
   EACH
 REPORTING    ------------------------------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                  163,966

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    163,966

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                   [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     LESS THAN 5%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     PN

--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------
CUSIP NO. 205102-28139T10                   13G
---------------------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ML EMPLOYEES LBO MANAGERS, INC.

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY         163,966
   EACH
 REPORTING    ------------------------------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                  163,966

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    163,966

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                   [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     LESS THAN 5%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     CO

--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------
CUSIP NO. 205102-28139T10                     13G
---------------------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ML EMPLOYEES LBO PARTNERSHIP NO. I L.P.

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY         163,966
   EACH
 REPORTING    ------------------------------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                  163,966

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    163,966

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                   [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     LESS THAN 5%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     PN

--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------
CUSIP NO. 205102-28139T10                    13G
---------------------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     MERRILL LYNCH CAPITAL CORPORATION

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY         163,966
   EACH
 REPORTING    ------------------------------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                  163,966

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    163,966

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                   [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     LESS THAN 5%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     CO

--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

Item 1 (a)        Name of Issuer:
                  ---------------

                  EDUCATION MANAGEMENT CORPORATION

Item 1 (b)        Address of Issuer's Principal Executive Offices:
                  ------------------------------------------------

                  300 Sixth Avenue
                  Pittsburgh, PA  15222

Item 2 (a)        Names of Persons Filing:
                  ------------------------

                  Merrill Lynch & Co., Inc.
                  Merrill Lynch Group, Inc.
                  Merrill Lynch Capital Partners, Inc.
                  Merrill Lynch LBO Partners No. I, L.P.
                  Merrill Lynch Capital Appreciation Partnership No. IV, L.P. ML Offshore LBO Partnership No. IV, L.P.
                  ML IBK Positions, Inc.
                  KECALP Inc.
                  Merrill Lynch KECALP L.P. 1986
                  ML Employees LBO Managers, Inc.
                  ML Employees LBO Partnership No. I, L.P.
                  Merrill Lynch Capital Corporation

Item 2 (b)        Address of Principal Business Office, or, if none, Residence:
                  -------------------------------------------------------------
                  Merrill Lynch & Co., Inc.
                  Merrill Lynch Group, Inc.
                  ML IBK Positions, Inc.
                  Merrill Lynch Capital Corporation
                  250 Vesey Street
                  World Financial Center, North Tower
                  New York, New York 10281

                  Merrill Lynch Capital Partners, Inc.
                  Merrill Lynch LBO Partners No. I, L.P.
                  Merrill Lynch Capital Appreciation Partnership No. IV, L.P. KECALP Inc.
                  ML Employees LBO Managers, Inc.
                  ML Employees LBO Partnership No. I, L.P.
                  Merrill Lynch KECALP L.P. 1986
                  225 Liberty Street
                  New York, NY 10080

                  ML Offshore LBO Partnership No. IV, L.P.
                  P.O. Box 25, Roseneath
                  The Grange, St. Peter Port
                  Guernsey, Channel Islands

Item 2 (c)        Citizenship:
                  ------------
                  Delaware, except ML Offshore LBO Partners No.
                  IV, which is a Cayman Islands partnership.

Item 2 (d)        Title of Class of Securities:
                  -----------------------------
                  Common Stock, par value $.01 per share

Item 2 (e)        CUSIP Number
                  ------------
                  205102-28139T10

Item 3            If this statement is filed pursuant to Rules 13d-1
                  --------------------------------------------------
                  (b), or 13d-2(b), check whether the person filing is a
                  ------------------------------------------------------
                  (a) [ ] Broker or Dealer registered under Section 16 of the
                          Act
                  (b) [ ] Bank as defined in section 3(a)(6) of the Act
                  (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act
                  (d) [ ] Investment Company registered under section 8 of the
                          Investment Company Act
                  (e) [ ] Investment Adviser registered under section 203 of the
                          Investment Advisers Act of 1940
                  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see
                          Sec. 240.13d-1(b)(l)(ii)(F)
                  (g) [ ] Parent Holding Company, in accordance with Sec.
                          240.13d-1(b)(ii)(G)  (Note: See Item 7)
                  (h) [ ] Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(H)

Item 4      Ownership
            ---------
            (a)   Amount Beneficially Owned:

See Item 9 of Cover Pages. Pursuant to Section 240.13d-4, Merrill Lynch & Co., Inc., Merrill Lynch Group, Inc., Merrill Lynch Capital Partners, Inc., Merrill Lynch LBO Partners No. I, L.P., KECALP Inc., and ML Employees LBO Managers, Inc. (the"Reporting Companies") disclaim beneficial ownership of the securities of Education Management Corporation referred to herein, and the filing of this
Schedule 13G shall not be construed as an admission that the Reporting Companies are, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934 (the "Act"), the beneficial owner of any securities of Education Management Corporation covered by this statement.

            (b)   Percent of Class:

                           See Item 11 of Cover Pages

            (c)   Number of shares as to which such person has:

                      (i)   sole power to vote or to direct the vote:
                                See Item 5 of Cover Pages

                     (ii)   shared power to vote or to direct the vote:
                                See Item 6 of Cover Pages

                     (iii) sole power to dispose or to direct the disposition of:
                                See Item 7 of Cover Pages

                     (iv)   shared power to dispose or to direct disposition of:
                                See Item 8 of Cover Pages

Item 5            Ownership Five Percent or Less of a Class.
                  ------------------------------------------
      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


Item 6            Ownership of More than Five Percent on Behalf of
                  Another Person.
                  ------------------------------------------------

                  Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                  -----------------------------------------------------

                  See Exhibit A

Item 8            Identification and Classification of Members of the
                  Group.
                  ----------------------------------------------------

                  See Exhibit B

Item 9            Notice of Dissolution of Group.
                  -------------------------------

                  Not Applicable

Item 10           Certification.
                  --------------

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature.


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    MERRILL LYNCH & CO., INC.
                                    MERRILL LYNCH GROUP, INC.

Date:  December 8, 1997           By:     /s/ Marcia L. Tu
                                        ------------------------
                                            Marcia L. Tu
                                            Attorney-in-Fact*

                                    MERRILL LYNCH CAPITAL PARTNERS, INC.


Date:  December 8, 1997            By:     /s/ Marcia L. Tu
                                        ------------------------
                                            Marcia L. Tu
                                            Vice President & Secretary

                                    MERRILL LYNCH LBO PARTNERS
                                      NO I, L.P.
                                    By:  Merrill Lynch Capital Partners, Inc.
                                            its general partner


Date:  December 8, 1997            By:     /s/ Marcia L. Tu
                                        ------------------------
                                            Marcia L. Tu
                                            Vice President & Secretary

                                    MERRILL LYNCH CAPITAL
                                      APPRECIATION PARTNERSHIP
                                      NO. IV, L.P.
                                    By:  Merrill Lynch LBO Partners No. I,
                                            its general partner
                                    By:  Merrill Lynch Capital Partners, Inc.,
                                            its general partner


Date:  December 8, 1997            By:     /s/ Marcia L. Tu
                                        ------------------------
                                            Marcia L. Tu
                                            Vice President & Secretary
-------------
* See Powers of Attorney attached.

                                    ML OFFSHORE LBO PARTNERS
                                      NO. IV
                                    By:  Merrill Lynch LBO Partners No. I,
                                            its investment general partner
                                    By:  Merrill Lynch Capital Partners, Inc.


Date:  December 8, 1997            By:     /s/ Marcia L. Tu
                                        ------------------------
                                            Marcia L. Tu
                                            Vice President & Secretary

                                    ML IBK POSITIONS, INC.


Date:  December 8, 1997            By:     /s/ Marcia L. Tu
                                        ------------------------
                                            Marcia L. Tu
                                            Attorney-in-Fact*

                                    KECALP INC.


Date:  December 8, 1997            By:     /s/ Marcia L. Tu
                                        ------------------------
                                            Marcia L. Tu
                                            Attorney-in-Fact*

                                    MERRILL LYNCH KECALP L.P. 1986
                                    By:  KECALP Inc., its general partner


Date:  December 8, 1997            By:     /s/ Marcia L. Tu
                                        ------------------------
                                            Marcia L. Tu
                                            Attorney-in-Fact*

                                     ML EMPLOYEES LBO MANAGERS, INC.


Date:  December 8, 1997            By:     /s/ Marcia L. Tu
                                        ------------------------
                                            Marcia L. Tu
                                            Attorney-in-Fact*


                                    ML EMPLOYEES LBO PARTNERSHIP NO. I, L.P.
                                    By:  ML EMPLOYEES LBO MANAGERS, INC.,
                                            its general partner


Date:  December 8, 1997            By:     /s/ Marcia L. Tu
                                        ------------------------
                                            Marcia L. Tu
                                            Attorney-in-Fact*

                                    MERRILL LYNCH CAPITAL CORPORATION


Date:  December 8, 1997            By:    /s/ James Rossi
                                        -------------------------
                                           James Rossi
                                           Attorney-in-Fact*

-------------
* See Powers of Attorney attached.

                           EXHIBIT A TO SCHEDULE 13G
                           -------------------------

                    ITEM 7 DISCLOSURE RESPECTING SUBSIDIARIES
                    -----------------------------------------

      Two of the persons filing this report, Merrill Lynch & Co., Inc., a Delaware corporation with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York ("ML&Co."), and Merrill Lynch Group, Inc., a Delaware corporation with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York ("ML Group"), are parent holding companies pursuant to Rule 13d-1(b)(1)(ii)(G). Pursuant to the instructions in Item 7 of Schedule 13G, the relevant subsidiaries of ML&Co. are ML Group, Merrill Lynch Capital Partners, Inc. ("MLCP"), KECALP Inc.("KECALP"), ML Employees LBO Managers, Inc. ("MLLBO"), Merrill Lynch Capital Corporation and ML IBK Positions, Inc. ("MLIBK").
The relevant subsidiaries of ML Group are MLCP, KECALP, MLLBO, MLCC and MLIBK.

      ML Group, a wholly-owned direct subsidiary of ML&Co. may be deemed to be the beneficial owner of less than 5% of the securities of Education Management Corporation (the "Securities") by virtue of its control of its wholly-owned subsidiaries MLCP, KECALP, MLLBO, MLCC and MLIBK.

      MLCP, a Delaware corporation, may be deemed to be the beneficial owner of less than 5% of the Securities by virtue of which its status as (i) general partnerof a limited partnership, Merrill Lynch LBO Partners No. I, L.P., that acts as general partner of Merrill Lynch Capital Appreciation Partnership No. IV, which is the record owner of less than 5% of the Securities, and ML Offshore LBO Partners No. IV, which is the record owner of less than 5% of the Securities and (ii) its subsidiary, MLLBO, which acts as the general partner of ML Employees LBO Partnership No. I, L.P., the record owner of less than 5% of the Securities.

      KECALP is a wholly-owned subsidiary of ML Group and acts as general partner of a limited partnership, Merrill Lynch KECALP L.P. 1986, which is the record owner of less than 5% of the Securities.

      MLIBK, a wholly-owned subsidiary of ML Group, is the record owner of less than 5% of the Securities and, in addition, may be deemed to be the beneficial owner of less than 5% of the Securities that are held by its subsidiary Merrill Lynch Capital Corporation.

      Those partnerships and subsidiaries that are the record owners of the Securities may be deemed to be members of a group and therefore may be deemed to beneficially own all the Securities held by the group. In addition, the general partners and the parent corporations may be deemed to beneficially own all of the shares deemed beneficially owned by members of the group. Each entity disclaims beneficial ownership of the Securities not held of record by it.

                                    EXHIBIT B

The following entities may be deemed to be members of a group. All of such entities disclaim membership in such group, except Merrill Lynch Capital Appreciation Partnership No. IV, L.P. and ML Offshore LBO
Partners No. IV.  See Exhibit A.

Merrill Lynch LBO Partners No. I, L.P.
Merrill Lynch Capital Appreciation Partnership No. IV, L.P.
ML Offshore LBO Partnership No. IV, L.P.
ML IBK Positions, Inc.
Merrill Lynch KECALP L.P. 1986
ML Employees LBO Partnership No. I, L.P.
Merrill Lynch Capital Corporation

                                    EXHIBIT C
                                    ---------

                                POWER OF ATTORNEY
     TO PREPARE AND EXECUTE DOCUMENTS PURSUANT TO SECTIONS 13 AND 16 OF THE
                  SECURITIES EXCHANGE ACT OF 1934, AS AMENDED,
                    AND RULES THEREUNDER, BY AND ON BEHALF OF

                            MERRILL LYNCH & CO., INC.

      KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints MARCIA L. TU its true and lawfully attorney-in-fact to:

      (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to Merrill Lynch & Co., Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to
Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

      (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

      (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.


      The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

      IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 30th day of November 1994.

                                    MERRILL LYNCH & CO., INC.



                                    By  /s/Barry S. Friedberg
                                       ----------------------------
                                          Barry S. Friedberg
                                          Executive Vice President

                                POWER OF ATTORNEY
     TO PREPARE AND EXECUTE DOCUMENTS PURSUANT TO SECTIONS 13 AND 16 OF THE
                  SECURITIES EXCHANGE ACT OF 1934, AS AMENDED,
                    AND RULES THEREUNDER, BY AND ON BEHALF OF

                            MERRILL LYNCH GROUP, INC.

      KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints MARCIA L. TU its true and lawful attorney-in-fact to:

      (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to Merrill Lynch Group, Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to
Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

      (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

      (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.


      The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

      IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 8th day of December 1994.


                                    MERRILL LYNCH GROUP, INC.



                                    By:  /s/Rosemary T. Berkery
                                       ----------------------------
                                           Rosemary T. Berkery
                                           Vice President

                                POWER OF ATTORNEY
     TO PREPARE AND EXECUTE DOCUMENTS PURSUANT TO SECTIONS 13 AND 16 OF THE
                  SECURITIES EXCHANGE ACT OF 1934, AS AMENDED,
                    AND RULES THEREUNDER, BY AND ON BEHALF OF

                             ML IBK POSITIONS, INC.

      KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints MARCIA L. TU its true and lawfully attorney-in-fact to:

      (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to ML IBK Positions, Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

      (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

      (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.


      The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

      IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 30th day of November 1994.


                                    ML IBK POSITIONS, INC.



                                    By:  /s/James V. Caruso
                                       ----------------------------
                                           James V. Caruso
                                           Vice President

                                POWER OF ATTORNEY
     TO PREPARE AND EXECUTE DOCUMENTS PURSUANT TO SECTIONS 13 AND 16 OF THE
                  SECURITIES EXCHANGE ACT OF 1934, AS AMENDED,
                    AND RULES THEREUNDER, BY AND ON BEHALF OF

                                   KECALP INC.

      KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints MARCIA L. TU its true and lawfully attorney-in-fact to:

      (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to KECALP Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

      (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

      (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.


      The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

      IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 30th day of November 1994.


                                    KECALP INC.


                                    By:  /s/James V. Caruso
                                       ----------------------------
                                           James V. Caruso
                                           Vice President

                                POWER OF ATTORNEY
     TO PREPARE AND EXECUTE DOCUMENTS PURSUANT TO SECTIONS 13 AND 16 OF THE
                  SECURITIES EXCHANGE ACT OF 1934, AS AMENDED,
                    AND RULES THEREUNDER, BY AND ON BEHALF OF

                          ML EMPLOYEES LBO MANAGERS, INC.

      KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints MARCIA L. TU its true and lawfully attorney-in-fact to:

      (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to ML Employees LBO Managers, Inc.\rquote s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder(collectively, the "Exchange Act");

      (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

      (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.


      The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

      IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 30th day of November 1994.


                                    ML EMPLOYEES LBO MANAGERS, INC.


                                    By:  /s/James V. Caruso
                                       ----------------------------
                                           James V. Caruso
                                           Vice President

                                POWER OF ATTORNEY
     TO PREPARE AND EXECUTE DOCUMENTS PURSUANT TO SECTIONS 13 AND 16 OF THE
                  SECURITIES EXCHANGE ACT OF 1934, AS AMENDED,
                    AND RULES THEREUNDER, BY AND ON BEHALF OF

                          MERRILL LYNCH CAPITAL CORPORATION

      KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints JAMES ROSSI its true and lawfully attorney-in-fact to:

      (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to Merrill Lynch Capital Corporation's direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder(collectively, the "Exchange Act");

      (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

      (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

      The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

      IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 30th day of January 1997.


                                    MERRILL LYNCH CAPITAL CORPORATION


                                    By:  /s/Jeffrey Martin
                                       ----------------------------
                                           Jeffrey Martin
                                           Senior Vice President